Exhibit 10.40

English Translation

Contract No. : TWNE-CG-CA10029 Contract Date: July 27, 2010

Polysilicon Sales and Purchase

Agreement

Party A: Tianwei New Energy Holdings Co., Ltd.

Form of Enterprise: Limited Liability Company

Registered Address: Chengdu, Sichuan

Legal Representative: Ding Qiang

Bank of Deposit: Shuangliu Branch, Bank of China

Account No.: 841000083218091001

Tel: 028-67050187

Fax: 028-67050181

Party B: Chongqing Daqo New Energy Co., Ltd.

Form of Enterprise: Limited Liability Company

Registered Address: Wanzhou Industry Park, Chongqing City

Legal Representative: Xu Guangfu

Bank of Deposit: Operation Department, Chongqing Wanzhou Branch, China Construction Bank

Account No.: 50001303600050207456

Tel: 023-64866666

Fax: 023-64866688 025-66987030

Pursuant to the Contract Law of the People’s Republic of China, on the basis of equality and fairness, under the principle of cooperation and mutual development, Party A and Party B, through friendly negotiation, reached the following agreement and agreed to be bound hereby:

Article 1: Subject Matter

Solar grade polysilicon (hereinafter referred to as “Goods”).

Article 2: Quantity (ton), Price (RMB) and Time of Supply

Party A agrees to purchase polysilicon from Party B in 2010. The purchase schedule is set forth below:

Purchase Schedule in 2010

Month (month)	August	September	October	November	December
Quantity (ton)	50	50	50	50	50

Party B shall supply policilycon to Party A according to the above-mentioned purchase schedule. The parties, through negotiation, agree that the benchmark price shall be RMB415 per kilogram during the period between August and December. If the market price fluctuates more than of 5% of the benchmark price, the parties shall negotiate and determine the actual sales price.

Party A is entitled to adjust purchase volume under the purchase schedule. Among other things, the Party A may purchase more than 5% of the respective purchase volume under the purchase schedule. Party A may request Party B to further increase the delivery amount as long as such amount is acceptable to Party B.

Article 3: Payment Terms

3.1 The parties agree that Party A shall transfer 10% of the total contract price, namely RMB 10,375,000.00 (ten million three hundred and seventy-five thousand) into the account designated by Party B in advance as a deposit. The deposit will be deducted as contract price on a monthly basis.

3.2 Party A shall make full payment of the remaining 90% of contract price according to the account information provided by Party B within 30 days upon receipt of the Goods and inspection of the quality of the Goods.

3.3 Party B shall provide Party A with 17% full value VAT invoice within 7 days upon the receipt of the Goods and inspection of the quality of the Goods.

Article 4: Requirements of Packing and Marking and Delivery Terms

4.1 Packing: Party B shall bear the cost of package. The package shall be suitable for long-distance highway transportation.

4.2 Marking: Party B shall mark the name of manufacturer, lot number, specification, weight and date of production on the outer package and inner package as required by Party A.

4.3 Place of Delivery: No. 1 Tianwei Road, the Southwest Airport Economic Development Zone, Shuangliu County, Chengdu City, Sichuan Province.

4.4 Method of Delivery: Party B shall deliver the Goods and bear the insurance fees and other related expenses.

4.5 Transfer of title: title to the Goods, together with the risk of damage or loss, shall be transferred to Party A upon delivery.

Article 5: Quality Guarantee

5.1 The solar grade polysilicon sold by Party B to Party A under this Agreement meets the second grade in the national standard system. Please refer to the Appendix for details.

5.2 Party A shall inspect the quality of Goods within 15 days after receipt of Goods and notify Party B in writing of its objection within such period in the event of any quality deficiency. Otherwise, Goods supplied by Party B shall be deemed to have met the quality requirements agreed upon by both parties. Nonetheless, Party B shall still be responsible for providing Goods of quality that meets the standard specified in this Agreement.

Article 6: Liability for Breach of Contract

6.1 If Party A fails to perform its obligations hereunder after the Agreement takes effect, Party A shall assume the corresponding liability for breach of contract.

6.2 If Party A fails to make payment according to the payment schedule specified herein, Party A shall pay the liquidated damages amounting to 0.1% of the total amount of the unpaid price calculated daily to Party B, but such liquidated damages shall not exceed 5% of the total amount of the unpaid price.

6.3 If Party B fails to make delivery according to the schedule as set forth herein, Party B shall pay the liquidated damages amounting to 0.1% of the total amount of the price for the undelivered Goods each day to Party A, but such liquidated damages shall not exceed 5% of the total amount of the price for the undelivered Goods.

6.4 If the Goods supplied by Party B do not meet the quality standard, Party A is entitled to request Party B to deliver qualified Goods within a designated period. Furthermore, Party B shall be liable for any expenses or losses caused by any delay in delivery.

6.5 If Party B breaches the warranties of the purchase schedule of Party A, including but without limitation to refusing to accept the orders issued by Party A without any reason, requiring sales prices which are obviously above market prices, failing to respond the orders issued by Party A in a timely manner and delaying deliveries for 30 days, Party B shall pay the liquidated damages amounting to 30% of the total amount of the prices specified by the orders issued by Party A.

Article 7: Confidentiality

Both parties shall take appropriate measures to prevent the content of the Agreement from being released to any third parties after this Agreement takes effect. Either party shall be liable for compensation for damages of the other party caused by the release of the content of this Agreement.

Article 8 Force Majeure

8.1 Force majeure refers to unforeseeable, unpreventable and unavoidable events after this Agreement takes effect, such as earthquake, typhoon, flood, fire, snowstorm and war, directly affecting the continuous performance of this Agreement.

8.2 The affected party shall inform the other party of the reason for non-performance or incomplete performance of this Agreement immediately so as to alleviate the losses that may be caused to the other party; the affected party shall also provide the detailed information of the force majeure and the evidence of proof issued by a competent authority within fifteen days. The breaching party shall thereafter be allowed to delay performance, partial performance or non performance of this Agreement and shall be partially or completely exempted from the liability for breach of this Agreement according to the actual situations.

8.3 If the event of force majeure lasts for over thirty days, both parties shall determine whether to continue or terminate this Agreement through friendly negotiation. If either party fails to perform its obligations hereunder for more than two months due to the event of force majeure, the other party may terminate this Agreement by written notice.

Article 9 Dispute Resolutions

9.1 All matters in relation to this Agreement shall be subject to the laws of the People’s Republic of China. Any dispute shall be exclusively governed by the laws of the People’s Republic of China.

9.2 Any dispute arising from the interpretation or performance of this Agreement between both parties shall be settled through friendly negotiation first. If such negotiation fails to reach an agreement within thirty days, either party may initiate lawsuit to the People’s Court where the plaintiff locates.

9.3 Except for the matters under dispute, both parties shall continue to exercise other rights and perform other obligations under the Agreement during the period of occurrence and settlement of dispute.

Article 10 Effectiveness of the Agreement

10.1 This Agreement shall be executed in four counterparts in Chinese and two of which shall be held by each party. This Agreement shall take effect after it is signed and affixed with seal by the representatives of both parties. The appendix to this Agreement has the same legal effect as this Agreement.

10.2 The printed version of the Agreement shall prevail. Any amendment or addition to this Agreement or its appendix shall take effect only after such amendment or addition is affixed with seals of both parties by their representatives.

10.3 After this Agreement takes effect, it shall prevail if there are any inconsistencies between this Agreement and any previous agreements between the parties in relation to the matters specified under this Agreement.

10.4 Anything not included herein shall be supplemented with written supplemental agreements through negotiation by both parties. The supplemental agreements shall enjoy the same legal effect as this Agreement.

Party A: (Seal) Tianwei New Energy Holdings Co., Ltd.

Signature of the representative: /s/ Yang Chunyan

July 27, 2010

Party B: (Seal) Chongqing Daqo New Energy Sources Co., Ltd

Signature of the representative: /s/ Zhu Yueyong

July 30, 2010

Appendix 1

Purchase Standard of Polysilicon Materials

Grade of Polysilicon Materials	Solar Grade Polysilicon
Purity of Silicon	≥ 99.9999%
Shape	N-type or P-type
Resistivity (Ω •cm)	P>200 Ω •cm; N>40 Ω •cm
Carbon (atoms/ cm3)	≤5x10[16]
Oxygen (atoms/ cm3)	≤1x10[17]
Minority Lifetime (µ s)	≥50
Donor Impurity, ppba	≤5.4
Acceptor Impurity, ppba	≤2.7
Matrix/Surface Metal Impurity, ppmw	Fe, Cr, Ni, Cu, Zn, Na, Ca, Mg, Al etc., total amount of the metal impurities ≤0.1
Shape of Silicon Materials	Bulk
Size of Silicon Materials: 3 – 150mm	Size 1	3 – 25 mm	Max. 15%
	Size 2	25 – 100 mm	70%
	Size 3	100 – 150mm	Max. 15%
Requirements on Surface	The structure shall be dense, flat and without oxide interlayer. There shall be no stain, change of color or visible pollutant on the surface. Surface of polysilicon materials (clean) shall be disposed of stains by chemical corrosion or other cleaning measures so as to ensure that they can be directly put into use. Popcorns shall be less than 30%.

Remarks:

1. Products shall be inspected by the quality inspection authorities where the supplier is located to ensure that the quality of the products meets the relevant regulations. Product quality certificates shall be filled out. The purchaser is entitled to inspect the received products. Where the results of such inspections do not meet the provisions specified in the above-mentioned standards, the purchaser shall inform the supplier within one months upon receipt of the products. The parties shall resolve the disagreement through negotiation.

2. Detailed inspection reports shall be provided together with each batch of products, including all the items set forth in this Appendix 1. Production methods shall be indicated. Quality certificates shall be attached to each batch of products, indicating the name of the supply, the name of the products and brand, lot number of the products, gross weight and net weight of the products, various inspection results and stamps of the inspection authorities, standard numbers and release dates.

3. The packages shall be marked with signs or printed words such as “Handle with care” and “Keep away from corrosion/moisture” and indicate the name of the purchaser, the name of the products, lot number, quantity of the products, net weight and the name of the suppliers.

4. The natural silicon materials shall be put and sealed into clean double-layer polyethylene bags after being cleaned and dried. The bags shall be placed into boxes or barrels. The polyethylene bags shall treated to protect the products from being polluted by external materials. Cautious measures shall be applied to protect the products.